UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2021

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

delaware	000-51734	35-1811116
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2780 Waterfront Pkwy E. Drive

Suite 200

Indianapolis, Indiana 46214

(Address of principal executive offices, including zip code)

(317) 328-5660

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	CLMT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Consent Solicitation

On February 5, 2021, Calumet Specialty Products Partners, L.P. (the “Partnership”) and Calumet Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”) completed their previously announced solicitation of consents (the “Consent Solicitation”) from holders of the Issuers’ outstanding 7.625% Senior Notes due 2022 (the “2022 Notes”) and 7.75% Senior Notes due 2023 (the “2023 Notes”) to allow the Issuers to adopt certain amendments to allow the Sale and Leaseback Transaction (as defined below).

Supplemental Indentures

On February 11, 2021, in connection with the Consent Solicitation, the Issuers, certain subsidiary guarantors and the Trustee entered into the Third Supplemental Indenture (the “Third Supplemental Indenture”) to the indenture governing the 2023 Notes, and the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture”, together with the Third Supplemental Indenture, the “Supplemental Indentures”) to the indenture governing the 2022 Notes, respectively, to adopt certain amendments to allow the Sale and Leaseback Transaction.

The foregoing description of the Supplemental Indentures does not purport to be complete and is qualified in its entirety by reference to the full text of the Supplemental Indentures, copies of which are filed as Exhibits 4.1 and 4.2 to this report and are incorporated herein by reference.

Sale and Leaseback Transaction

On February 12, 2021, Calumet Shreveport Refining, LLC (“Calumet Shreveport”), a subsidiary of the Partnership, entered into an Act of Sale and Deimmobilization and a Master Lease Agreement (together with Property Schedule No. 1 thereto, the “Lease Agreement”) with Stonebriar Commercial Finance LLC (“Stonebriar”) related to a sale and leaseback transaction (the “Sale and Leaseback Transaction”) whereby Calumet Shreveport sold and leased back certain of its property comprising the Shreveport refinery fuels terminal, truck rack and related piping and equipment for consideration of approximately $70 million. The assets sold and leased back do not include any fuels or specialty production assets. The Lease Agreement has a seven year term and an effective interest rate of approximately 8.6%. The Lease Agreement provides that, subject to certain conditions, Calumet Shreveport may terminate the lease and repurchase the leased assets after a term of six years for consideration of approximately $23.1 million. Concurrently with Calumet Shreveport’s entry into the Lease Agreement, the Partnership issued a Continuing Guaranty in favor of Stonebriar, pursuant to which the Partnership guarantees to Stonebriar the performance of Calumet Shreveport’s obligations under the Lease Agreement.

The foregoing description of the Lease Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On February 16, 2021, the Partnership issued a press release announcing the completion of the Consent Solicitation, the entry into the Supplemental Indentures in connection therewith and the consummation of the Sale and Leaseback Transaction. A copy of the press release is included as Exhibit 99.1 hereto and incorporated by reference herein.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title or Description
4.1	Third Supplemental Indenture, dated as of February 11, 2021, by and among the Partnership, Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.
4.2	Seventh Supplemental Indenture, dated as of February 11, 2021, by and among the Partnership, Finance Corp., the guarantors party thereto and Wilmington Trust, National Association, as trustee.
10.1	Master Lease Agreement, together with Property Schedule No. 1 thereto, each dated as of February 12, 2021, and each by and between Stonebriar Commercial Finance LLC and Calumet Shreveport Refining, LLC
99.1	Press Release, dated February 16, 2021
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2021	CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

By: CALUMET GP, LLC, its General Partner

/s/ Stephen P. Mawer
Name: Stephen P. Mawer
Title: Chief Executive Officer